Exhibit 21.1

Subsidiaries of Aclaris Therapeutics, Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Aclaris Life Sciences, Inc.	Delaware
Confluence Discovery Technologies, Inc.	Delaware